Exhibit 99.1

Tyler Technologies Reports 30 Percent Increase in First Quarter Earnings

Revenue Grows 18 Percent with Strong Free Cash Flow

DALLAS--(BUSINESS WIRE)--Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended March 31, 2008:

  Total revenues were $59.4 million, up 17.9 percent compared to $50.3 million in the same period last year. Software-related revenues (software licenses, subscriptions, software services and maintenance) grew in the aggregate 23.1 percent for the quarter.
  Operating income was $4.7 million, up 34.3 percent, compared with operating income of $3.5 million in the same quarter of 2007.
  Net income was $3.1 million, or $0.08 per diluted share, an increase of 30.2 percent over the prior year’s first quarter. Net income for the three months ended March 31, 2007 amounted to $2.4 million, or $0.06 per diluted share.
  Free cash flow was $16.9 million (cash provided by operating activities of $17.8 million minus capital expenditures of $891,000), a 176 percent increase from the prior period’s free cash flow of $6.1 million (cash provided by operating activities of $6.9 million minus capital expenditures of $766,000).
  EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $7.6 million. EBITDA for the first quarter of 2007 totaled $6.1 million.
  Gross margin was 36.7 percent, compared to 35.8 percent in the quarter ended March 31, 2007.
  Selling, general and administrative expenses were $14.8 million (24.9 percent of revenues) compared to $13.0 million (25.8 percent of revenues) in the same quarter last year.
  Share-based compensation expense for the first quarter under FAS 123R totaled $716,000, of which $69,000 was included in cost of revenues and $647,000 was included in selling, general and administrative expenses. For the first quarter of 2007, share-based compensation expense was $498,000, of which $43,000 was included in cost of revenues and $455,000 was included in selling, general and administrative expenses.

  Total backlog was $239.0 million at March 31, 2008, compared to $197.8 million at March 31, 2007. Software-related backlog (excluding appraisal services) grew year-over-year by $39.1 million, or 22.3 percent, to $214.5 million at March 31, 2008.
  Tyler is debt free and ended the first quarter of 2008 with $46.1 million in cash and investments. The Company used $13.9 million in cash for two acquisitions during the quarter and repurchased 814,000 shares of its common stock at an aggregate purchase price of $10.5 million.

“We are pleased to report solid results for the first quarter of 2008 which were in line with our expectations and marked Tyler’s 28th consecutive profitable quarter,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Our revenue growth of approximately 18 percent reflects a stable market and the continued strength of our competitive position. Acquisitions completed since March 31, 2007, accounted for approximately one-third of our revenue growth, while organic growth was approximately 12.3 percent, despite the anticipated decline in appraisal services revenues. Tyler’s revenue growth, combined with a 90 basis point increase in our overall gross margin and improvement in SG&A expenses as a percentage of revenue, resulted in net income growth of more than 30 percent from the same period last year.

“Tyler’s free cash flow of approximately $17.0 million was exceptionally strong in the first quarter, driven by favorable billing terms on certain large contracts,” noted Mr. Marr. “For the trailing twelve months ended March 31, 2008, our free cash flow exceeded $41 million. And, although we used nearly $14 million in cash for acquisitions and repurchased 814,000 shares of our common stock in the first quarter, we finished the quarter with more than $46 million in cash and investments on a balance sheet that provides us the ability to maintain significant product development expenditures as well as the flexibility to make strategic investments for future growth.

“Although there are obviously broad concerns about the U.S. economy and real estate values, activity in the markets in which we compete continues to be essentially normal. We have not seen fundamental changes in our sales pipeline, including leading indicators such as requests for proposals and demonstration activity,” Mr. Marr continued. “In addition, our backlog remains healthy and grew year-over-year at a faster rate than revenues. While our current outlook for the full year 2008 is basically unchanged from the guidance we provided earlier this year, we will continue to vigilantly monitor market conditions as we go forward.”

Annual Guidance for 2008

Total revenues for 2008 are currently expected to be in the range of $259 million to $265 million. Tyler expects to have diluted earnings per share of approximately $0.49 to $0.53. These estimates include assumed pretax expense for the year of approximately $2.9 million, or $0.06 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2008 will be approximately 38.3 percent.

Tyler expects that free cash flow for the year 2008 will be between $36.0 million and $42.0 million (cash provided by operations of $41.5 million to $46.5 million minus capital expenditures of between $4.5 million and $5.5 million).

Tyler Technologies will hold a conference call on Thursday, April 24 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 240-9284 (U.S. dialers) and (913) 312-0644 (international dialers). Please reference passcode 3147438. A replay of the call will be available two hours after the completion of the call through May 1, 2008. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 3147438. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 7,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” by Forbes Magazine and one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Measures:

This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends, and future prospects of Tyler’s core operations.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Software licenses	$8,369	$7,932
Subscriptions	3,265	2,245
Software services	16,525	12,949
Maintenance	24,849	19,939
Appraisal services	4,582	5,580
Hardware and other	1,761	1,687
Total revenues	59,351	50,332

Cost of revenues:
Software licenses	2,203	1,958
Acquired software	436	394
Software services, maintenance and subscriptions	30,444	24,643
Appraisal services	3,167	3,996
Hardware and other	1,298	1,319
Total cost of revenues	37,548	32,310

Gross profit	21,803	18,022

Selling, general and administrative expenses	14,752	12,976
Research and development expense	1,816	1,223
Amortization of customer and trade name intangibles	567	347
Operating income	4,668	3,476
Other income, net	402	447
Income before income taxes	5,070	3,923
Income tax provision	1,944	1,522
Net income	$3,126	$2,401

Earnings per common share:
Basic	$0.08	$0.06
Diluted	$0.08	$0.06

EBITDA (1)	$7,571	$6,065

Weighted average common shares outstanding:
Basic	38,020	38,813
Diluted	39,527	42,066

(1) Reconciliation of EBITDA	Three Months Ended March 31,
	2008	2007
Net income	$3,126	$2,401
Amortization of customer and trade name intangibles	567	347
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,369	2,202
Interest income included in other income, net	(435)	(407)
Income tax provision	1,944	1,522
EBITDA	$7,571	$6,065

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2008 (unaudited)	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$33,091	$9,642
Restricted cash equivalents	5,082	4,462
Short-term investments available-for-sale	2,125	41,590
Accounts receivable, net	59,271	63,965
Other current assets	10,167	9,050
Deferred income taxes	1,922	2,355
Total current assets	111,658	131,064

Accounts receivable, long-term portion	529	398
Property and equipment, net	10,030	9,826
Non-current investments available-for-sale	5,825	-

Other assets:
Goodwill and other intangibles, net	118,806	100,045
Other	600	175

Total assets	$247,448	$241,508

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$21,816	$22,860
Deferred revenue	83,426	73,714
Total current liabilities	105,242	96,574

Deferred income taxes	9,415	7,723
Shareholders' equity	132,791	137,211

Total liabilities and shareholders' equity	$247,448	$241,508

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$3,126	$2,401
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	2,936	2,549
Share-based compensation expense	716	498
Changes in operating assets and liabilities, exclusive of effects of acquired companies	10,990	1,424
Net cash provided by operating activities	17,768	6,872

Cash flows from investing activities:
Proceeds from sales of short-term investments	42,265	2,610
Purchases of short-term investments	(8,625)	(3,850)
Cost of acquisitions, net of cash acquired	(13,864)	(4,963)
Investment in software development costs	-	(25)
Additions to property and equipment	(891)	(741)
(Increase) decrease in restricted investments	(620)	500
(Increase) decrease in other	(400)	38
Net cash provided by (used by) investing activities	17,865	(6,431)

Cash flows from financing activities:
Purchase of treasury shares	(12,646)	(3,943)
Contributions from employee stock purchase plan	256	268
Proceeds from exercise of stock options	164	936
Excess tax benefits from share-based compensation expense	42	197
Net cash used by financing activities	(12,184)	(2,542)

Net increase (decrease) in cash and cash equivalents	23,449	(2,101)
Cash and cash equivalents at beginning of period	9,642	17,212

Cash and cash equivalents at end of period	$33,091	$15,111

CONTACT:
Tyler Technologies, Inc.
Brian K. Miller, 972-713-3720
Executive Vice President - CFO
brian.miller@tylertech.com